Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and effective as of the 9 day of March, 2010 (the “Effective Date”).
BETWEEN:
GRANT HENDERSON,

Canada

(The “Employee”)
AND:
RADISYS CANADA ULC
4190 Still Creek Drive, Suite 300, Vancouver, British Columbia, Canada V5C 6C6
(The “Company”)
WHEREAS

A.	The Company is engaged in the business of researching, developing and commercializing electronic systems, hardware, software, and services;

B.The Employee has research and development experience in management, marketing, engineering, and/or related fields and wishes to contribute such experience to the development and growth of the Company’s business; and

C.The Company has agreed to continue to employ the Employee and the Employee has agreed to continue his employment with the Company on the terms and conditions set out in this Agreement and Appendices hereto.

NOW THEREFORE THIS AGREEMENT WITNESSES that for and in consideration of the premises and mutual covenants and agreements hereinafter contained, the parties hereto covenant and agree as follows:

Article1 - GENERAL

1.0 Definitions. Unless otherwise defined, all capitalized terms used in this Agreement will have the meanings given below:

(a)	“Affiliates” means affiliates, as such term is defined under the Canada Business Corporations Act, as amended, from time to time.

(b)
“Business” means the business of researching, developing and commercializing electronic systems and software and any other research, development and manufacturing work considered, planned or undertaken by the Company during the Employee’s employment;

(c)
“Confidential Information” means trade secrets and other information, in whatever form or media, either in the possession of the Company, and owned by the Company which is not generally known to the public, or which has been specifically identified as confidential or proprietary by the Company, or its nature is such that it would generally be considered confidential in the industry in which the Company operates, or which the Company is obligated to treat as confidential or proprietary, provided that any information will not be Confidential Information if it:

(i)	is or becomes publicly available other than as a result of acts done in contravention, violation or breach of this Agreement;

(ii)	is in the possession of the Employee prior to disclosure to the Employee of the information or is independently derived without the aid, application or use of the disclosed information;

(iii)	is disclosed to the Employee by a third party on a non-confidential basis; or

(iv)	is information that the Employee is advised by counsel is required to be disclosed by law;

(d)
“Developments” means all inventions, ideas, concepts, designs, improvements, discoveries, modifications, computer software, and other results which are conceived of, developed by, written, or reduced to practice by the Employee, alone or jointly with others (including, where applicable, all modifications, derivatives, progeny, models, specifications, source code, design documents, creations, scripts, artwork, text, graphics, photos and pictures);

(e)	“Excluded Developments” means any Development that the Employee establishes:

(i)	was developed prior to the Employee performing such services for the Company and precedes the Employee’s initial engagement with the Company and is disclosed at Appendix B;

(ii)	was developed entirely on the Employee’s own time;

(iii)	was developed without the use of any equipment, supplies, facilities, services or Confidential Information of the Company;

(iv)
does not relate directly to the Business or affairs of the Company during the term of the Employee’s employment with the Company or to the actual or demonstrably anticipated research or development of the Company during this period; and

(v)	Does not result from any work performed by the Employee for the Company.

1.1      Sections and Headings. The division of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

Article 2 - EMPLOYMENT

2.0     Services. On the Effective Date, the Employee will continue employment with the Company in the position of Vice President Marketing on the terms and conditions set out in this Agreement.

2.1     Employment Duties. Subject to the direction and control of the Chief Executive Officer of the Company or his designate (“Management”), the Employee will perform the duties of his position and any other duties that may be reasonably assigned to him by Management from time to time. The Employee acknowledges the international scope of the Company’s operations, the fluid and fluctuating industry environment, and the Company’s need to react and respond to various market and competitive challenges and agrees that the Company has the right to change his position, his duties and responsibilities, and the person he reports to by providing one (1) month’s notice of the change, provided that such changes will not reduce the Employee’s compensation or require relocation to a work location which is outside of the Vancouver metropolitan area. The Employee agrees that this Agreement will govern his employment with the Company regardless of his position or length of service with the Company, subject to written amendment by mutual agreement of the Parties.

2.2     Throughout the term of this Agreement, the Employee will:

(a)	diligently, honestly and faithfully serve the Company and will use all reasonable efforts to promote and advance the interests and goodwill of the Company;

(b)
conduct himself at all times in a manner which is not prejudicial to the Company’s interests and in adherence to the Company’s Code of business Conduct and Ethics (Appendix B) as amended from time to time;

(c)	devote himself in a full-time capacity to the business and affairs of the Company;

(d)	adhere to all applicable policies of the Company as in effect and as amended from time to time;

(e)	exercise the degree, diligence and skill that a reasonably prudent Executive Vice President and General Manager would exercise in comparable circumstances;

(f)
Refrain from engaging in any activity which will in any manner, directly or indirectly, compete with the trade or business of the Company except in accordance with Section 2.3 herein and as outlined in the Company's Code of Business Conduct and Ethics (Appendix B) as amended from time to time; and

(g)
not acquire, directly or indirectly, any interest that constitutes 5% or more of the voting rights attached to the outstanding shares of any corporation or 5% or more of the equity or assets in any firm, partnership or association, the business and operations of which in any manner, directly or indirectly, compete with the trade or business of the Company.

2.3     The Employee will disclose to Management all potential conflicts of interest and activities which could reasonably be seen to compete, indirectly or directly, with the trade or business of the Company. Management will determine, in its sole discretion, whether the activity in question constitutes a conflict of interest or competition with the Company. To the extent that Management, acting reasonably, determines a conflict of interest or competition exists, the Employee will discontinue such activity forthwith or within such longer period as Management agrees. The Employee will immediately certify in writing to the Company that he has discontinued such activity and that he has, as required by Management, cancelled any contracts or sold or otherwise disposed of any interest or assets over the 5% threshold described in Section 0 herein acquired by the Employee by virtue of engaging in the impugned activity, or where no market exists to enable such sale or disposition, by transfer of the Employee’s beneficial interest into blind trust or other fiduciary arrangements over which the Employee has no control or direction, or other action that is acceptable to the Board.

2.4     For the purposes of Sections 2.22, and 2.33 herein, “Employee” includes any entity or company owned or controlled by the Employee.

Article 3 - COMPENSATION

3.0 Base Salary. As compensation for all services rendered under this Agreement, the Company will pay to the Employee and the Employee will accept from the Company an annual base salary of CDN$ 210,000.00, paid bi-weekly, in arrears, in twenty-six (26) equal installments, less statutory and other authorized deductions (the “Base Salary”).

3.1 Stock Options. Upon commencement of your employment and subject to approval by the Board of Directors of RadiSys, you will be granted 25,000 stock options. The exercise price of your stock options will be the NASDAQ closing price of the shares on the grant date (that is, your employment commencement date). General details regarding stock options are covered in the stock plan document provided. In addition, specific details regarding your grant will be provided shortly after you begin employment with RadiSys.

3.2 Cash Incentive plan. The Employee will be eligible for an annual cash incentive payout of up to CDN$70,OOO.00, less statutory and other authorized deductions, based on:

a.	the achievement of corporate performance results (for example, in respect of revenue, operating income, and design wins);

b.	the Employee's own level of achievement against objectives as assessed by the CEO and approved by the Compensation and Development Committee of the Board of Directors; and

c.
The Company's cash incentive plan rules; which are established by the Company from time to time (the "Cash Incentive Plan"). Cash incentive awards will be distributed semi-annually, in or about February and August, in accordance with the Bonus Plan rules. The actual amount paid out from the Cash Incentive Plan will vary depending upon the level of corporate performance results and the Employee's results. A bonus award is not earned until Management announces distribution of the cash incentive award, and to be eligible for a cash incentive award, the Employee must be actively employed at the time of distribution.

3.3 Long Term Incentive Plan (LTIP). RadiSys will be recommending to the Board of Directors that you are added as a participant in this first LTIP performance period beginning Oct 1, 2009, with a target of 25,000 full-value shares. Attached is the LTIP program brochure to provide you with more information.

3.4 Performance and Salary Review. Management will review the Employee’s performance and Base Salary annually after the Effective Date.

3.5 Expenses. The Company will reimburse the Employee for all ordinary and necessary expenses incurred by the Employee in the performance of the Employee’s duties under this Agreement. Reimbursement of such expenses will be made in accordance with the Company’s policies.

3.6 Vacation. The Employee will be eligible for twenty (20) days’ paid vacation per calendar year, earned prorata at a rate of 1.67 days per completed month of service. Vacation time not taken during the year in which it is earned will be managed according to the Company’s vacation policy.

3.7     Benefits. The Employee will be eligible to participate in all benefit plans generally available to employees of the Company, subject to meeting applicable eligibility requirements of such plans.

Article 4 - TERM AND TERMINATION

4.0     Term. This Agreement will commence on the Effective Date and will terminate on the effective date of termination by either the Employee or the Company in accordance with Section 4.1 of this Agreement.

4.1     Termination.

a.	The Company may terminate the employment of the Employee for Cause at any time, without notice, damages or compensation of any kind.

b.	For the purpose of this Agreement, “Cause” means:

i.	cause as defined at common law;

ii.
failure of the Employee to perform substantially the Employees’ duties after a demand for performance is delivered to the Employee by the Company, which identifies the deficiency which the Company wants addressed and a reasonable timeframe in which to address it; or

iii.	Willful misconduct, including illegal conduct, engaged in by the Employee, which is, or has the potential to be, injurious to the Company or its reputation.

c.	The Company may terminate the employment of the Employee without cause at any time by providing written notice or payment in lieu of notice to the Employee as follows:

i.	six (6) weeks of notice or the equivalent of six (6) weeks of Base Salary, or any combination thereof, if termination of employment occurs during the first year of employment; and

ii.	An additional six (6) weeks of Base Salary for each additional completed year of service, up to a total combined maximum of eighteen (18) months.

No further compensation, notice or pay in lieu of notice will be payable except as expressly provided for in this Agreement.

d.	Payment of severance in excess of any minimum required by the Employment Standards Act is conditional upon execution by the Employee of a release of all claims, satisfactory to the Company.

e.
Payment of severance, in accordance with (c) above, to the Employee by the Company will be full and adequate compensation to the Employee with respect to any claim relating to the Employee’s employment or termination or manner of termination of the Employee’s employment, and the Employee waives any right that he may have to claim further payment, compensation or damages from the Company.

f.
The Employee may terminate his employment with the Company by giving prior written notice to the Company of not less than thirty (30) days or such shorter period as the Employee and the Company may agree. The Company may choose to waive all or part of the notice period and pay to the Employee the Base Salary to be earned during the balance of the notice period.

4.2     Survival. Upon a termination of this Agreement for any reason, the Company will be relieved of all further obligations under this Agreement (except as otherwise expressly provided). Notwithstanding such termination of employment, the Employee will continue to be bound by the provisions of Article 4, Article 5, Article 6, Article 7 and Article 8.

Article 5 - CONFIDENTIALITY

5.0 Confidential Information.

a.
Ownership of Confidential Information - The Employee acknowledges that the Confidential Information is and will be the sole and exclusive property of the Company. The Employee acknowledges that the Employee has not, and will not, acquire any right, title or interest in or to any of the Confidential Information.

b.
Non Disclosure, Use and Reproduction of Confidential Information - The Employee will keep all the Confidential Information strictly confidential, and will not, either directly or indirectly, either during or subsequent to employment with the Company, disclose, allow access to, transmit, transfer, use or reproduce any of the Confidential Information in any manner except as required to perform the duties of the Employee for the Company and in accordance with all procedures established by the Company for the protection of the Confidential Information. Without limiting the foregoing, the Employee:

i.
will ensure that all the Confidential Information and all copies thereof, are clearly marked, or otherwise identified as confidential to the Company and proprietary to the person or entity that first provided the Confidential Information, and are stored in a secure place while in the Employee’s possession, custody, charge or control;

ii.
will not, either directly or indirectly, disclose, allow access to, transmit or transfer any of the Confidential Information to any person other than to an employee, officer, or director of the Company but only upon a “need to know” basis, without the prior written authorization of The Company; and

iii.
will not, except as required by the Employee’s position, use any of the Confidential Information to create, maintain or market any product or service which is competitive with any product or service produced, marketed, licensed, sold or otherwise dealt in by the Company, or assist any other person to do so.

c.
Legally Required Disclosure - Notwithstanding the foregoing, to the extent the Employee is required by law to disclose any Confidential Information, the Employee will be permitted to do so, provided that notice of this requirement is delivered to the Company in a timely manner, so that the Company may contest such potential disclosure.

d.
Return of Materials, Equipment and Confidential Information - Upon request by the Company, and in any event when the Employee leaves the employ of the Company, the Employee will immediately return to the Company all the Confidential Information and all other materials, computer programs, documents, memoranda, notes, papers, reports, lists, manuals, specifications, designs, devices, drawings, notebooks, correspondence, equipment, keys, pass cards, and property, and all copies thereof, in any medium, in the Employee’s possession, charge, control or custody, which are owned by, or relate in any way to the Business or affairs of the Company.

5.1      Ownership of Developments.

a.
Acknowledgment of Company Ownership - The Employee acknowledges that the Company will be the exclusive owner of all the Developments made during the term of the Employee’s employment by the Company and to all intellectual property rights in and to such Developments. The Employee hereby assigns all right, title and interest in and to such Developments and their associated intellectual property rights throughout the world and universe to the Company, including without limitation, all trade secrets, patent rights, copyrights, mask works, industrial designs and any other intellectual property rights in and to each Development, effective at the time each is created. Further, the Employee irrevocably waives all moral rights the Employee may have in such Developments.

b.	Excluded Developments - The Company acknowledges that it will not own any Excluded Developments.

c.
Disclosure of Developments - To avoid any disputes over the ownership of Developments, the Employee will provide the Company with a general written description of any of the Developments the Employee believes the Company does not own because they are Excluded Developments. Thereafter, the Employee agrees to make full and prompt disclosure to the Company of all Developments, including, without limitation, Excluded Developments, made during the term of the Employee’s employment with the Company. The Company will hold any information it receives regarding Excluded Developments in confidence.

d.
Further Acts - The Employee agrees to cooperate fully with the Company both during and after the Employee’s employment by the Company, with respect to (i) signing further documents and doing such acts and other things reasonably requested by the Company to confirm the Company’s ownership of the Developments other than Excluded Developments, the transfer of ownership of such Developments to the Company, and the waiver of the Employee’s moral rights therein, and (ii) obtaining or enforcing patent, copyright, trade secret or other protection for such Developments; provided that the Company pays all the Employee’s expenses in doing so, and reasonable compensation if such acts are required after the Employee leaves the employment by the Company.

e.
Employee-owned Inventions - The Employee hereby covenants and agrees with the Company that unless the Company agrees in writing otherwise, the Employee will only use or incorporate any Excluded Development into a Development, if (i) the Employee owns all proprietary interest in such Excluded Development and (ii) Company has previously agreed in writing to such inclusion. Employee hereby grants to the Company, at no charge, a non-exclusive, irrevocable, perpetual, worldwide license to use, distribute, transmit, broadcast, sub-license, produce, reproduce, perform, publish, practice, make, and modify any Excluded Development used or incurred in any such Development. If no Excluded Developments are listed at Appendix B, Employee hereby represents and warrants that there are no Excluded Developments as of the Effective Date.

f.
Prior Employer Information - The Employee hereby covenants and agrees with the Company that during the Employee’s employment by the Company, the Employee will not improperly use or disclose any confidential or proprietary information of any former employer, partner, principal, co-venture, customer, or independent contractor of the

Employee and that the Employee will not bring onto the Company’s premises any unpublished documents or any property belonging to any such persons or entities unless such persons or entities have given their consent. In addition, the Employee will not violate any non-disclosure or proprietary rights agreement the Employee has signed with any person or entity prior to the Employee’s execution of this Agreement, or knowingly infringe the intellectual property rights of any third party while employed by the Company. (Note: How to exclude information from Convedia and Star Vision as appropriate.)

g.
Protection of Computer Systems and Software - The Employee agrees to take all necessary precautions to protect the computer systems and software of the Company, including, without limitation, complying with the obligations set out in the Company’s policies.

Article 6 - RESTRICTIVE COVENANTS

6.0      Non-solicitation by the Employee. The Employee agrees that at any time, and from time to time, while employed by the Company and for a period of one (1) year thereafter the Employee will not, without the prior written consent of the Company, either:

a.	induce or attempt to influence, directly or indirectly, an employee of the Company to leave the employ of the Company; or

b.
recruit, employ, or carry on Business with, directly or indirectly, an employee of the Company that has left the employ of the Company within the period of one (1) year preceding the time of such action.

6.1      Non-competition. The Employee agrees that while employed by the Company and for a period of one (1) year thereafter, the Employee will not, without the prior written consent of the Company, directly or indirectly, anywhere in Canada, the United States, Japan, China, South Korea, or any country within the European Union, provide any professional services to any person or entity that can be reasonably viewed as a competitor to the Business of the Company, while the Employee was employed by the Company, which relate to the researching, developing and commercializing of electronic systems, hardware, software, and services.

6.2     Reasonableness of Non-competition and Non-solicitation Obligations. The Employee confirms that the obligations in Sections 6.0 and 6.1 are fair and reasonable given that, among other reasons:

a.
the sustained contact the Employee will have with the clients of the Company will expose the Employee to the Confidential Information regarding the particular requirements of these clients and the Company’s unique methods of satisfying the needs of these clients, all of which the Employee agrees not to act upon to the detriment of the Company; and/or

b.	the Employee will be performing important development work on the products or services owned, developed or marketed by the Company;

and the Employee agrees that the obligations in Sections 6.0 and 6.1, together with the Employee’s other obligations under this Agreement, are reasonably necessary for the protection of the Company’s proprietary interests and that given the Employee’s general knowledge and experience they would not prevent the Employee from being gainfully employed if the employment relationship between the Employee and the Company were to end. The Employee further confirms that the geographic scope of the obligation in Section 6.1 is reasonable given the nature of the market for the products and business of the

Company. The Employee also agrees that the obligations in Sections 6.0 and 6.1 are in addition to the confidentiality and non-disclosure obligations provided for in this Agreement and acknowledges that the Company would not have entered into this Agreement but for the protections provided to the Company by all of the aforementioned obligations.
6.3    Conflict of Interest. The Employee recognizes that the Employee is employed by the Company in a position of responsibility and trust and agrees that during the Employee’s employment with the Company, the Employee will not engage in any activity or otherwise put the Employee in a position which conflicts with the Company’s interests. Without limiting this general statement, the Employee agrees that during the Employee’s employment with the Company, the Employee will not knowingly lend money to, guarantee the debts or obligations of or permit the name of the Employee or any part thereof to be used or employed by any corporation or firm which directly or indirectly is engaged in or concerned with or interested in any Business in competition with the Business of the Company unless the Employee receives prior written authorization from the Company.

6.4    Acknowledgments. The Employee acknowledges that as of the date of this Agreement:

a.
a breach of this Agreement would cause the Company irreparable harm and as a result the Employee consents to the issuance of an injunction or other appropriate remedy required to enforce the covenants contained herein; and

b.
in the event the Employee breaches any covenant contained herein, the one (1) year periods provided for in Sections 6.0 and 6.1 will be extended for a period of six (6) months from the date any such breach is cured. In the event it is necessary for the Company to retain legal counsel to enforce any of the terms and conditions of this Agreement, the Employee will pay the Company’s reasonable legal fees, court costs and other related expenses so long as the Company prevails in substantial and material part. In the event the Company is unsuccessful, the Company will pay the Employee’s reasonable legal fees, court costs and other related expenses.

Article 7 - ENFORCEMENT

7.0     Application to the British Columbia Supreme Court or the Federal Court of Canada. In the event of a breach or threatened breach by the Employee of any of the provisions of Article 5 or Article 6, the Company will be entitled to injunctive relief restraining the Employee from breaching such provisions, as set forth in this Agreement. Nothing in this Agreement precludes the Company from obtaining, protecting or enforcing its intellectual property rights, or enforcing the Employee’s fiduciary, non-competition, non-solicitation, confidentiality or any other post-employment obligations in a court of competent jurisdiction, or from pursuing any other remedy available to it for such breach or threatened breach, including the recovery of damages from the Employee.

7.1    Severability and Limitation. All agreements and covenants contained herein are severable and, in the event any of them will be held to be invalid by any competent court, this Agreement will be interpreted as if such invalid agreements or covenants were not contained herein. Should any court or other legally constituted authority determine that for any such agreement or covenant to be effective that it must be modified to limit its duration or scope, the parties hereto will consider such agreement or covenant to be amended or modified with respect to duration and scope so as to comply with the orders of any such court or other legally constituted authority or to be enforceable under the laws of the Province of British Columbia, and as to all other portions of such agreement or covenants they will remain in full force and effect as originally written.

Article 8 - MEDIATION/ARBITRATION

8.0      Mediation/Arbitration. In the event of a dispute hereunder which does not involve the Company seeking a court injunction or remedy pursuant to Article 7, such dispute shall be mediated and, if necessary, arbitrated pursuant to the terms of this Article (the “Med/Arb Agreement”).

8.1    The parties will work in good faith and in confidence to resolve any disputes that arise in connection with this Agreement. The parties agree to conduct in good faith at least two meetings (the “Meetings”) to seek resolution to a dispute before delivering a notice to mediate.

8.2    Where a dispute arises out of or in connection with this Agreement that cannot be resolved by the parties through the Meetings, the parties agree to seek a confidential settlement of such dispute by mediation followed, if necessary, by arbitration.

8.3    At any time after a dispute has been raised and no resolution has been achieved through the Meetings, either party may give written notice to the other party requesting mediation of the dispute (the “Mediation Notice”) by a single mediator. If the parties cannot agree on a mediator within fourteen (14) days after delivery of the Mediation Notice, then either party may make application to the British Columbia Mediator Roster Society to appoint one. The mediation will be held in Vancouver, British Columbia and the costs of mediation will be shared equally between the parties.

8.4     If the parties are unable to reach a mediated settlement within 120 days after delivery of the Mediation Notice, either of the parties may submit the dispute to binding arbitration by giving written notice to the other party and the mediator requesting arbitration of the dispute (the “Arbitration Notice”) by a single arbitrator (the “Arbitrator”). Within fourteen (14) days of the delivery of the Arbitration notice, the parties will select the Arbitrator. In the event the parties do not agree on an arbitrator, either party may apply to the BC Supreme Court to have one appointed. With input from the parties, the Arbitrator will determine and notify the parties of the rules of and timetable for arbitration. The Arbitrator will hear the submissions of the parties in accordance with such procedures as he or she may establish, and shall use reasonable best efforts to render a decision within sixty (60) days after the date of receiving or hearing the parties’ final submissions. The decision of the Arbitrator shall be final and binding on the parties involved in the dispute and shall not be subject to appeal. The arbitration will be held in Vancouver, British Columbia, and the costs of arbitration will be shared equally between the parties.

8.5     Nothing in this Med/Arb Agreement precludes the Company from obtaining, protecting or enforcing its intellectual property rights, or enforcing the Employee’s fiduciary, non-competition, non-solicitation, confidentiality or any other post-employment obligations in a court of competent jurisdiction, or from pursuing any other remedy available to it for such breach or threatened breach, including the recovery of damages from the Employee.

Article 9- GENERAL

9.0    Notices. Any notices to be given hereunder by either party to the other party may be effected in writing, either by personal delivery or by mail if sent certified, postage prepaid, with return receipt requested. Mailed notices will be addressed to the parties at the address set out on the first page of this Agreement, or as otherwise specified from time to time. Notice will be effective upon delivery.

9.1     Independent Legal Advice. The Employee specifically confirms that he has been advised to retain his own independent legal advice prior to entering into this Agreement.

9.2    Construction. The parties acknowledge that each party and its respective counsel have had the opportunity to independently review and negotiate the terms and conditions of this Agreement, and that the normal rule of construction to the effect that any ambiguities are to be construed against the drafting party will not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

9.3    Assignment. The Employee cannot assign his interest in this Agreement.

9.4    Benefit of Agreement. This Agreement will ensure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the parties hereto.

9.5    Entire Agreement. The Appendices to this Agreement, together with the terms and conditions contained within this Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior employment agreements, understandings and arrangements between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

9.6    Amendments and Waivers. No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by all of the parties hereto. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

9.7    Governing Law. This Agreement will be governed by and construed, enforced and interpreted exclusively in accordance with the laws of the Province of British Columbia and the applicable laws of Canada therein.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.
RADISYS CANADA INC.

Per:     /s/ Brian Bronson
Brian Bronson, CEO and President

SIGNED, SEALED AND DELIVERED by GRANT HENDERSON in the presence of:

 /s/ Jennifer Henderson
Signature

   Jennifer Henderson
Print Name

388 Ulster st port Coquitlam BC V313 3 L5    Address

_________________________________________
Occupation
) ) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Grant Henderson GRANT HENDERSON

Appendix A

Prior Excluded Developments

Title        Date        Identifying Number or Brief Description

__X__    No inventions or improvements
____    Additional Sheets Attached

Signature of Employee: ___/s/ Grant Henderson__________________
Print Name of Employee: GRANT HENDERSON
Date:    _________March 9/2010___________________________

Appendix B
Code of Business Conduct and Ethics
Environmental, Health and Safety
RadiSys is committed to providing safe and healthy work environments and to being an environmentally responsible corporate citizen. The RadiSys standard is to comply with all environmental, safety and health laws and regulations. As an employee, you should report any condition that you believe to be unsafe, unhealthy, or hazardous to the environment. RadiSys is committed to minimizing the impact of our business on the environment with methods that are socially responsible, scientifically based and economically sound.
Customs Regulations
RadiSys will comply with customs laws and regulations wherever we do business. Generally, the laws require that the company make complete and accurate Statements to customs authorities about the value, kind, and origin of goods that RadiSys imports for manufacturing and sale. And, in many parts of the world, imported goods must be marked with their country of origin. RadiSys must also ensure that statements made on customs invoices to our customers who import our products are accurate and comply with local customs laws. It is against RadiSys policy to accommodate requests to lower customs values or describe a product in misleading terms. Failure to make correct statements or mis-mark imported goods can lead to fines and penalties and potentially affect the ease and timeliness of the import process for RadiSys and 'our customers.
Any questions relative to customs laws should be directed to the Logistics Manager.
Export Control Regulations
The United States Government controls the export and re-export of many products, software and technologies to other countries, end-users and end-uses. These U.S. regulations apply to RadiSys subsidiaries worldwide. In addition, most countries in which RadiSys does business also maintain controls over exports. It is RadiSys' policy to comply with the export control laws and regulations of the U.S. and all countries in which RadiSys does business.
Generally, these export regulations restrict

•	Exports to embargoed countries,
•Exports to sanctioned individuals, entities and companies,
•Exports to prohibited nuclear, chemical, biological and missile applications. and
•Releases of certain technology outside the U.S. and to foreign nationals within the U.S.

Specifically, you must obtain authorization from the Export Compliance Manager before sharing encryption technology or software with any customer, vendor, contractor/consultant or other visitor.
Any questions related to export control regulations should be directed to the Export Compliance Manager or refer to the RadiSys Export Compliance Program on RadiSphere.
Protection of RadiSys Information, Ideas &Intellectual Property
Each of us is responsible for protecting the confidentiality of proprietary and other confidential information and trade secrets of RadiSys, its customers, suppliers and other business partners. "Proprietary and other confidential information" includes, but is not limited to, technologies, product or marketing strategies, nonpublic financial information, areas of research, new product development data. production data and descriptions, employee lists and directories, organization charts, sales data, information about customers or vendors, and customer or vendor-supplied information. Sometimes it is necessary to share this type of information with other parties’ in the normal course of business. Prior to exchanging any proprietary or confidential information with customers, suppliers or other third parties, a non-disclosure or confidentiality agreement should be executed with an authorized representative of that company or entity and signed by an authorized RadiSys approver per the company signature authority policy. Information disclosed to third parties should be restricted to the minimum amount of information necessary and to the minimum group of people necessary to conduct business -on a "need to know" basis only.
Authorized software on RadiSys computers and systems is subject to licensing agreements with vendors. Each of us must comply with these licensing agreements, which specify how and where the software is to be used. Radisys strictly prohibits any unauthorized or illegal use, copying or distribution of licensed software.

Accurate Records & Reports
Every employee has the responsibility to maintain complete and accurate records and reports. Employees may not make any false statements, misleading or artificial entries, or material omissions or misrepresentations in any of Radisys' books, financial records, or other documents or communications. No assets or funds may be maintained for illegal or improper purposes. All financial transactions must be fully and completely documented and recorded in RadiSys' accounting records. Any report, document, or statement submitted to the government or communicated publicly must be accurate, complete, understandable, and timely. Our goal is to strive for accuracy, transparency, and fairness in all our records and reports.

Proper Use& Protection Assets

Each of us is responsible for preserving RadiSys assets to the best of our ability and using those assets properly. This means taking care of facilities, equipment, information and other assets, and taking all reasonable steps to safeguard these assets. We may not make unlawful or improper use of RadiSys or customer resources or permit others to do so.
All employees are responsible for using good judgment in utilizing RadiSys information technology assets for business purposes only -including email, voicemail, internet services and company distribution lists. User ID and password information is not to be shared with others, and all employees have an obligation to protect company IT assets and data content stored on those assets or on the RadiSys network. All employees are expected to read and maintain an awareness of the "Acceptable Use of Information Technology Assets" policy located on the HR Toolkit.
Fraud &Theft
Our work-related activities at RadiSys must reflect the standards of honesty, loyalty, trustworthiness, fairness, concern for others and accountability. Any act that involves theft, fraud, embezzlement, or misappropriation of any property, including that of RadiSys or any of its employees, suppliers, or customers, is strictly prohibited.
Side Agreements &Off-Book Financial Transactions
RadiSys policy strictly forbids the use of any side agreements, off-book financial transactions or other arrangements to induce business or improve the terms of business transactions. All terms and conditions associated with any business transaction must be clearly delineated in the company's regular system of documenting sales, purchase and other business transactions, and must carry the appropriate approvals and authorizations according to the published authorization and approval policy.

Gifts &Entertainment
Under no circumstances may RadiSys employees, agents or contractors accept any offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value to or from customers, vendors, consultants, etc. that is perceived as intended, directly or indirectly, to improperly influence any business decision, any act or failure to act, any commitment of fraud or opportunity for the commission of any fraud. Gifts with a value of less than $100, infrequent business meals, celebratory events and entertainment, provided that they are not excessive or create an appearance of impropriety, or are accepted on behalf of the Company, do not violate this policy. Questions regarding whether a particular payment or gift violates this policy should be directed to the Human Resources Department.
Gifts given by RadiSys to suppliers or customers or received from suppliers should always be appropriate to the circumstances and should never be of a kind that could create an appearance of impropriety. The nature and cost must always be accurately recorded in the RadiSys' books and records.
Conflicts of Interest & Corporate Opportunities
Each of us must avoid any activity or personal interest that creates or appears to create a conflict of interest between our personal interest and the interests of RadiSys. Generally, a "conflict of interest" exists when a person's private interest interferes in any way with the interests of RadiSys. A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or per RadiSys work objectively and effectively. Conflicts of interest may also arise when a director, officer or employee (or members of his or her family) receives improper personal benefits as a result of his or her position with RadiSys.
The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on behalf of RadiSys. Examples of business connections to avoid are other employment or consulting or similar engagements, investments (other than small investments in public companies), or acceptance of any gifts, payments or other favors. An indirect conflict of interest also may arise through our personal relationships. Any director, officer or employee involved in a close personal relationship with an employee of a RadiSys business partner, such as a supplier, customer or service provider, is obligated to disclose this information to his or her supervisor or manager, as it may create an actual or perceived conflict of interest.
In addition, no officer or employee involved in a close personal relationship with another RadiSys employee should have supervisory, hiring or disciplinary authority over such other employee or be in a position that creates an actual or apparent conflict of interest.
No director, officer or employee may use corporate property, information, or position for improper personal gain, or compete with the Company directly or indirectly. Directors, officers and employees are obligated to evaluate their relationships, circumstances and actions, and discuss any potential conflict of interest situations with their manager or some other appropriate person of authority. Directors, officers and employees owe a duty to RadiSys to advance the Company's legitimate interests at every opportunity.
Insider Trading
In the course of work at RadiSys, we may become aware of material non-public information about RadiSys or other companies that is not available to the public. "Material" information includes any information that would influence a reasonable investor to buy or sell RadiSys stock, or to buy or sell the stock of another company with a current or prospective material business relationship with RadiSys.
The use of material, non-public information by employees for their own financial benefit or that of a spouse, relative or friend is against RadiSys policy and against the law. It is a serious violation of securities laws to buy or sell securities while in possession of material, non-public information. It is also illegal to give the information to others who can reasonably be expected to use the information to trade any stock. The law imposes severe criminal and civil penalties and fines for individuals who violate this law. Also, employees are prohibited from participating in any internet chat room discussions or discussions with any Wall Street analysts or investors about RadrSys or any business partner to RadiSys about whom the employee could have access to non-public information. You can review a complete copy of the RadiSys Insider Trading Policy on RadiSphere.
Foreign Corrupt Practices Act
The Foreign Corrupt Practices Act applies to RadiSys and its subsidiaries worldwide, and prevents any person acting on behalf of RadiSys from making an illegal payment to a foreign official to obtain or keep business.
Company policy strictly forbids these payments. The legal penalties involved for both the individual and the company can be very severe. Any firm, officer, director, employee, agent of the firm, or any stockholder acting on behalf of the firm in the United States must abide by the FCPA. Because the status of certain types of payments may be unclear, employees must review with the Legal Department the nature of any questionable payments before they are made. Employees are prohibited from paying any bribe, kickback or other similar unlawful payment to any public official, or government, customer, vendor or other individual, regardless of nationality) to secure any concession, contract or favorable treatment for RadiSys or the employee.
Compliance with Laws
Each of us must always comply with all applicable governing laws -in the US as well as in other countries where we do business. Examples of laws that impact us include equal opportunity, nondiscrimination and other employment laws, workplace safety laws, securities laws governing disclosure and insider trading, antitrust laws, political
Contribution laws, export control laws, and laws protecting intellectual property such as copyrights, patents and trademarks.
The legal penalties for violating laws and regulations may be severe -for both the individual and the company. We expect you to comply with all applicable laws, and to check with your supervisor or manager if you have any questions about whether any law applies to any contemplated action. None of us should ever be pressured or feel obligated to act in violation of any law. Breaking the law never helps RadiSys and is never a positive indication of your loyalty.
Political Contributions

Except as specifically permitted by law and expressly authorized by company policy, no corporate funds will be used to make political contributions or payments to political candidates or causes.
Antitrust & Competition
It is RadiSys' policy to compete fairly everywhere we do business. All RadiSys employees must comply with antitrust and competition laws throughout the world. All product and service development, manufacturing and sales efforts must conform to the highest ethical standards.

Antitrust laws prohibit agreements or understandings among actual or potential competitors to fix or control prices, fix bids, or boycott specified suppliers or customers, or limit the production and sales of product lines. Other laws prohibit controlling the resale pricing of distributors and dealers, disparaging a competitor, misrepresenting our own products or services, stealing trade secrets or offering or paying bribes or kickbacks. Antitrust laws are vigorously enforced. Failure to comply with antitrust or competition laws could result in heavy fines and/or imprisonment.
Duty to Come Forward
At RadiSys, we encourage employees to act in the best interest of the company. This includes reporting all violations of law or company policies, including incidents of harassment or discrimination. RadiSys will take appropriate steps to investigate all such reports and will take appropriate action. Retribution against any employee for the good faith reporting of a suspected violation of law or policy or for participating in any investigation of a suspected violation will not be tolerated.

Many times, we are faced with challenging decisions that are often emotional and personal. Remaining objective is difficult, and laws and regulations concerning ethical issues are often complex and subject to interpretation. It is important to speak up, ask questions and bring your concerns into the open.

You are encouraged to talk with your management team as they will likely be in the best position to understand the situation and the choice you must make. If your management team is unable to help, or you are uncomfortable discussing your concern with them, a service called Ethics Point assist you. Ethics Point is an independent company staffed with trained communication specialists who will gather the pertinent information related .to your concern. If you choose, you can remain anonymous when you me a report. Ethics Point reports are provided to the board of directors, senior executives and compliance management within RadiSys, who ensures concerns are reviewed and addressed. In addition to the above, iffy have concerns about accounting, internal
Controls, or auditing matters about our company, you are also free to contact the audit committee of our board of directors directly. Inquiries or communications intended to be anonymous should be mailed in writing to RadiSys without indicating your name or address with attention to: Scott Gibson, Chairman of the Board and member of the Audit Committee.
If you wish to speak in person with an audit committee member, please contact Scott Gibson at 503-222-2019.
Enforcement
RadiSys has high expectations for employees. While we prefer to focus on the positive aspects of conducting business, there are situations that can be so serious that they may negatively affect RadiSys' employees, reputation, operations and/or profitability. The matters covered in this Code of Business Conduct and Ethics are extremely important to RadiSys, its stockholders and its business partners, and are essential to our ability to conduct business in accordance with our stated values.
RadiSys will take appropriate action against any director, officer, employee, agent, contractor or consultant whose actions are found to violate these policies or any other policies. Management has the discretion to initiate corrective action at any level; however, there may be times when it is determined that improvement is not a reasonable expectation, or the infraction is so serious that it warrants immediate termination.
We have appointed a compliance officer who reports to and is overseen by our audit committee with principal responsibilities of overseeing our compliance program, investigating reports of possible violations and providing periodic reports and evaluations of the effectiveness of this program to the audit committee. In the case of a violation by an executive officer or director, a comprehensive report on the matter win be made to the full board of directors. Enforcement responses to violations will be measured in the business judgment of the compliance officer and the audit committee, based on the nature, severity and willful intent of the violation. Enforcement actions could include demotion, reduced compensation, termination of employment, legal action and/or reporting of illegal conduct to appropriate government agencies. Any waiver of this code for executive officers or directors may be made only by the board of directors and must be promptly disclosed to shareholders, along with the reasons for the waiver.
Ethics Point -How to Report
Globally:
www.ethicspoint.com
Within the US:
1-800-300-1736
Outside the US:
Dialing Instructions:
Check that the phone from which you are dialing can handle international calls
Enter the AT&T Access Number for the country from which you are calling. (In some countries, you are required to pay a minimum charge for local calls to this access number.) When you hear the voice message, or series of tones, enter the Ethics Point number: 800-300-1736 (Do not press 1or0 before dialing.)

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